                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                            FIRSTFED FINANCIAL CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

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

                            FIRSTFED FINANCIAL CORP.
                             401 WILSHIRE BOULEVARD
                      SANTA MONICA, CALIFORNIA 90401-1490

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 26, 2000

     NOTICE IS HEREBY GIVEN that an annual meeting of stockholders (the "Annual Meeting") of FirstFed Financial Corp. ("FFC" or the "Company") will be held in the Pacific Room of the Le Merigot Santa Monica Beach Hotel at 1740 Ocean Avenue, Santa Monica, California 90401 on April 26, 2000 at 11:00 A.M., local time, for the following purposes:

          (1) To elect three Directors to hold office for a three-year term and until their successors are duly elected and qualified.

          (2) To ratify the appointment of KPMG Peat Marwick LLP as independent public auditors of the Company for 2000.

          (3) To transact such other business as may properly be brought before the Annual Meeting or any adjournment or adjournments thereof.

     Only stockholders of record at the close of business on March 2, 2000 are entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof.

     IMPORTANT: If your shares are held in the name of a brokerage firm or nominee, only that holder can execute a proxy on your behalf. To ensure that your shares are voted, we urge you to telephone the individual responsible for your account today and obtain instructions on how to direct him or her to execute a proxy.

     If you receive more than one proxy in separate mailings, it is an indication that your shares are registered differently in more than one account. All proxy cards received by you should be signed and mailed to ensure that all of your shares are voted.

                                          Ann E. Lederer
                                          Corporate Secretary

Santa Monica, California
March 17, 2000

     IT IS REQUESTED THAT YOU PROMPTLY MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. THE PROXY MAY BE WITHDRAWN AT ANY TIME BEFORE IT IS VOTED AT THE MEETING, OR STOCKHOLDERS MAY VOTE IN PERSON AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

                            FIRSTFED FINANCIAL CORP.
                             401 WILSHIRE BOULEVARD
                      SANTA MONICA, CALIFORNIA 90401-1490

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

              INFORMATION RELATING TO VOTING AT THE ANNUAL MEETING

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of FirstFed Financial Corp. ["FFC", and collectively with its subsidiary. First Federal Bank of California ("Bank"), the "Company"] for use at the Annual Meeting of Stockholders to be held on April 26, 2000, and at any adjournment thereof. The approximate date of mailing of this Proxy Statement is March 17, 2000.

     The Board of Directors of the Company has selected March 2, 2000 as the record date for the Annual Meeting. Only those stockholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting. The Company had a total of 18,028,251 shares of common stock ("Company Stock") outstanding at that date. Stockholders will be entitled to one vote for each share of Company Stock held by them of record at the close of business on the record date on any matter that may be presented for consideration and action by the stockholders at the Annual Meeting.

     All valid proxies received in response to this solicitation will be voted in accordance with the instructions indicated thereon by the stockholders giving such proxies. If no contrary instructions are given, proxies received will be voted in favor of the election of the three director nominees named in this Proxy Statement and in favor of the other proposals described herein. Abstentions and broker non-votes are counted for purposes of determining whether a quorum of stockholders is present at the Annual Meetings but are not considered as having voted for purposes of determining the outcome of a vote. Proxies solicited hereby may be voted for adjournment of the Annual Meeting (whether or not a quorum is present for the transaction of business) in order to permit further solicitation of proxies if the Board of Directors of the Company determines that such adjournment would be advisable in order to obtain sufficient votes for approval of the matters to be voted upon at the Annual Meeting.

     The Board of Directors does not know of any other business to be presented for action at the Annual Meeting. If any other business is properly presented at the Annual Meeting and may properly be voted upon, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named in such proxies. A stockholder's proxy may be revoked at any time before it is voted at the Annual Meeting by giving written notice of such revocation to the Secretary of the Company (which notice may be given by the filing of a duly executed proxy bearing a later date) or by attending the Annual Meeting and voting in person.

     The costs of this proxy solicitation will be paid by the Company. The Company has retained Georgeson Shareholder Communication Inc. to assist in the solicitation of proxies for a fee of $7,500 and reimbursement of certain expenses. To the extent necessary, proxies may also be solicited by personnel of the Company in person, by telephone, or through other forms of communication. Company personnel who participate in this solicitation will not receive any additional compensation for such solicitation. The Company will request record holders of shares beneficially owned by others to forward this Proxy Statement and related materials to the beneficial owners of such shares and will reimburse such record holders for their reasonable expenses incurred in doing so.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The information set forth below is based upon filings as of February 14, 2000 made by the listed entity with the Securities and Exchange Commission ("SEC"). Except as set forth below, no person is known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock:

                                                                AMOUNT
                                                                 AND
                                                              NATURE OF
                                                              BENEFICIAL     PERCENT OF
            NAME AND ADDRESS OF BENEFICIAL OWNER              OWNERSHIP        CLASS
            ------------------------------------              ----------     ----------
Dimensional Fund Advisors, Inc..............................  1,195,200(1)      6.51%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

First Federal Bank of California............................  1,004,073(2)     5.57%
Employee Stock Ownership Plan and Trust
401 Wilshire Boulevard
Santa Monica, CA 90401

High Rock Capital LLC.......................................  1,331,743(3)     7.50%
High Rock Asset Management LLC
28 State Street, 18th Floor
Boston, MA 02109

---------------
(1) According to its filing on Schedule 13G with the SEC dated February 1, 2000, Dimensional Fund Advisors, Inc. ("Dimensional") has sole voting power over all 1,195,200 of these shares, has no shared voting power over any of these shares, and has sole dispositive power over 1,195,200 shares reported.
(2) According to its filing on Schedule 13G/A with the SEC dated February 4, 2000, the First Federal Bank of California Employee Stock Ownership Plan and Trust holds sole voting power over 418,371 of these shares, shared voting power over 585,801 of these shares, and sole dispositive power over all 1,004,073 of these shares.
(3) According to its filing on Schedule 13G with the SEC dated February 14, 2000, High Rock Capital LLC ("HRC") and High Rock Asset Management LLC ("HRAM") have sole voting power over 1,097,300 of these shares, have no shared voting power over any of these shares, and have sole dispositive power over all 1,331,743 shares reported. According to the filing, by virtue of their relationship as affiliated limited liability companies with the same individual as President, each of HRC and HRAM may be deemed to beneficially own all of the record shares.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of February 14, 2000, information concerning the beneficial ownership of shares of Company Stock by each Director, the Company's Chief Executive Officer and the four other most highly compensated named executive officers of the Company during the fiscal year ended December 31, 1999, and all Directors and executive officers of the Company as a group. Unless otherwise indicated, each person listed has sole investment and voting power with respect to the shares indicated.

                                                              AMOUNT AND
                                                              NATURE OF
                                                              BENEFICIAL        PERCENTAGE
                NAME OF BENEFICIAL OWNER                  OWNERSHIP(1)(2)(3)     OF CLASS
                ------------------------                  ------------------    ----------
James P. Giraldin.......................................        80,968                *
Douglas Goddard.........................................         9,139                *
Scott Gray..............................................         4,754                *
Christopher M. Harding..................................        16,498                *
Babette E. Heimbuch.....................................       369,062             2.04%
James L. Hesburgh.......................................        74,724                *
Shannon Millard.........................................        18,957                *
William S. Mortensen....................................       241,376             1.34%
William G. Ouchi........................................        32,000                *
William P. Rutledge.....................................        21,100                *
Charles F. Smith........................................        66,000                *
Steven L. Soboroff......................................         9,750                *
John R. Woodhull........................................        31,000                *
All Directors and Executive Officers as a Group (15
  persons)..............................................       978,447             5.43%

---------------

 *  Less than 1%.

(1) The number of shares shown for each person includes shares, if any, held beneficially or of record by the person's spouse; voting and investment power of the shares indicated may also be shared by spouses.

(2) Includes, with respect to the named executive officers and all Directors and executive officers as a group, shares held through the First Federal Bank of California Employee Stock Ownership Plan and Trust. Also includes, with respect to all executive officers, shares of restricted stock held in trust for such persons while the restrictions apply.

(3) Includes, with respect to Ms. Heimbuch, 9,360 shares of Company Stock subject to options granted under the Bank's 1994 Stock Option Plan which are exercisable within 60 days of February 14, 2000. Includes with respect to Mr. Giraldin, 31,088 shares of Company Stock subject to options granted under the Bank's 1994 Stock Option Plan which are exercisable within 60 days of February 14, 2000. Includes, with respect to Ms. Millard, 6,493 shares of Company Stock subject to options granted under the Bank's 1994 Stock Option Plan which are exercisable within 60 days of February 14, 2000. Includes, with respect to each of Messrs. Goddard and Gray, 1,280 shares of Company Stock subject to options granted under the Bank's 1994 Stock Option Plan which are exercisable within 60 days of February 14, 2000. Includes, with respect to all nonemployee directors (a group consisting of all directors except Ms. Heimbuch), 112,000 shares subject to options granted under the 1997 Nonemployee Directors Stock Incentive Plan which are exercisable within 60 days of February 14, 2000. No other Director or executive officer holds options which are exercisable within such date. The percentage of outstanding shares owned by holders of stock options was computed based upon the number of shares which would have been outstanding if such options had been exercised.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Certificate of Incorporation of the Company provides that the Board of Directors shall consist of not less than seven and not more than fifteen Directors unless a greater number is fixed by the Board of Directors, that the Directors shall be divided into three staggered classes as nearly equal in number in number as possible, that each class of Directors shall be elected for a term of three years and that one class of Directors shall be elected annually. The class of Directors scheduled to be elected at the Annual Meeting is composed of three Directors who will be elected to serve a three year term until the annual meeting of stockholders in 2003 or until their successors are duly elected and qualified. The nominees receiving the highest number of votes, up to the number of Directors to be elected, are elected.

     Set forth below are the names of the persons nominated by the Board of Directors for election as Directors at the Annual Meeting, as well as all other Directors, together with their ages, principal occupations and business experience during the last five years, present directorships and the year each first became a Director of the Bank and of the Company. All of the nominees are presently Directors. If any nominees should be unable to serve as a Director, the person or persons voting the proxies solicited hereby will select another nominee in his or her place. The Company has no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

                                                                               FIRST
                                                   POSITION HELD              BECAME       TERM TO
      NOMINEES FOR ELECTION        AGE             WITH COMPANY             DIRECTOR(1)   EXPIRE(2)
      ---------------------        ---             -------------            -----------   ----------
Christopher M. Harding             47    Director                              1984          2003
James L. Hesburgh                  66    Director                              1975          2003
Steven L. Soboroff                 51    Director                              1991          2003

CONTINUING DIRECTORS

Babette E. Heimbuch                52    Director, President, Chief            1986          2001
                                         Executive Officer
William S. Mortensen               67    Director, Chairman of the Board       1961          2001
William G. Ouchi                   56    Director                              1995          2002
William P. Rutledge                58    Director                              1995          2002
Charles F. Smith                   67    Director                              1989          2002
John R. Woodhull                   66    Director                              1988          2001

---------------

(1) The date given is the earlier of the date such Director became a director of First Federal Bank of California or a Director of the Company.

(2) Term of service if re-elected as a Director of the Company at the Annual Meeting.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                           THAT YOU VOTE FOR NOMINEES
        CHRISTOPHER M. HARDING, JAMES L. HESBURGH AND STEVEN L. SOBOROFF

     William S. Mortensen joined the Bank in 1955, was named President of the Bank in 1969 and Chairman of the Board of Directors of the Bank in 1982, and retired as Chief Executive Officer effective January 1, 1997. He continues to serve as Chairman of the Board today. Mr. Mortensen also serves on the Board of Directors of the Los Angeles Metropolitan YMCA and the Welk Group. Mr. Mortensen is also on the boards of Teach for America, Pepperdine University, the St. John's Health Center and United Way of Geater Los Angeles.

     Christopher M. Harding is a managing partner of the law firm of Harding, Larmore, Kutcher & Kozal. He is active in numerous local civic groups, including the Santa Monica Chamber of Commerce, YWCA, Santa Monica Boys & Girls Club and the Santa Monica Youth Athletic Foundation. He has served as a Director of the Bank since 1984, and of FFC since 1987.

     Babette E. Heimbuch was previously employed by the accounting firm of KPMG Peat Marwick LLP serving as the Audit Manager assigned to the Bank. Ms. Heimbuch joined the Bank as Senior Vice President, Chief Financial Officer in 1982. She was appointed Executive Vice President in 1985, and was elected a Director of the Bank in March, 1986. In 1987 she was appointed Senior Executive Vice President of the Bank and of FFC and was elected a Director of FFC. Ms. Heimbuch was named President and Chief Operating Officer of the Bank and FFC in 1989. In January 1997, Ms. Heimbuch was named Chief Executive Officer of the Bank and FFC. Ms. Heimbuch serves on the Board of Directors of the Western League of Savings Institutions, the Federal Home Loan Bank of San Francisco, America's Community Bankers and on the Thrift Institutions Advisory Council of the Federal Reserve Board. Ms. Heimbuch is on the Board of Advisors for the Santa Monica-UCLA Medical Center.

     James L. Hesburgh is President and Chief Executive Officer of James L. Hesburgh International, Inc. Mr. Hesburgh is also a director of Roberts Sinto Corporation, Sinto America, Inc., Fremont Funding, Inc. and is a member of the Advisory Board of USCS International, Inc. He serves as a Trustee Emeritus of St. John's Health Center in Santa Monica, California. He has served in senior management capacities with several major United States corporations and specializes in international marketing and consulting. Mr. Hesburgh has served as a Director of the Bank since 1975, and a Director of FFC since 1987.

     William G. Ouchi is the Sanford and Betty Sigoloff Professor in Corporate Renewal for the John E. Anderson Graduate School of Management at the University of California, Los Angeles. In 1993 Dr. Ouchi was appointed to serve as special policy advisor to Los Angeles Mayor Richard J. Riordan, and from 1994 to 1995 was Mayor Riordan's Chief of Staff. Dr. Ouchi has written numerous books and articles on business management and organization. Dr. Ouchi serves on the boards of Williams College, KCET Public Television, LEARN and the Commission on Presidential Debates. He is also a member of the Consumer Advisory Committee of the U.S. Securities and Exchange Commission and of the Real Estate Advisory Committee of the Trust Company of the West. Dr. Ouchi serves on the Boards of Directors of Allegheny Technologies, Incorporated, Sempra Energy, and Water-Pik Technologies Incorporated.

     William P. Rutledge was, until his resignation in March 1997, President and Chief Executive Officer of Allegheny-Teledyne, Incorporated. He joined Teledyne in 1986. Mr. Rutledge serves on the boards of AECOM, Computer Sciences Corporation, Communications & Power Industries, Lafayette College, George Washington University and KCET Public Television, and is a Trustee of St. John's Health Center.

     Charles F. Smith is president of Charles F. Smith & Company, Inc. He serves as a Director of Trans Ocean Distribution Ltd., Fremont Funding Inc. and Sizzler International, Inc., and as a Trustee of Marymount High School and St. John's Health Center. Mr. Smith became a Director of the Bank and FFC in 1989.

     Steven L. Soboroff is an investor, real estate representative for retailers and Managing Partner of Soboroff Partners. He is Chairman of Big Brothers of Greater Los Angeles, President of the Recreation and Parks Commission for the City of Los Angeles and the Senior Adviser to the Mayor of Los Angeles. Mr. Soboroff became a Director of the Bank and FFC in 1991.

     John R. Woodhull was President and Chief Executive Officer of Logicon, Inc., a NYSE company, from 1969 to 1998. He serves on the boards of Sunrise Medical, Inc., the Los Angeles Metropolitan YMCA and The Engineering Advisory Council of the University of Colorado. Mr. Woodhull became a director of the Bank and FFC in 1988.

     Directors' Compensation. Directors of the Bank, including Directors who are officers of the Bank, receive annual directors' fees of $15,000, and Directors who are not officers of the Bank also receive $1,250 for each regular meeting of the Board attended. The Chairman of the Board receives an additional fee of $25,000 per year plus reimbursement of related expenses of up to approximately $46,000 per year. Members of the Executive Committee of the Board who are not officers of the Bank receive $1,000 per month. Directors, excluding the Legal-Audit Committee Chair, who are Chairs of Board Committees receive $400 per quarter. The Legal-Audit Committee Chair currently receives an annual retainer of $10,620. Other members of the Legal-Audit Committee receive $600 per month. Directors of FFC receive no separate compensation. Each nonemployee director receives an annual grant of nonstatutory stock options to acquire 4,000 shares of Company Stock. The options vest on the one-year anniversary of the grant date. During the year ended December 31, 1999, each such director received options to acquire 4,000 shares of Company Stock, at an exercise price of $16.125 per share, the market value of the Company Stock on the date of grant. For additional information regarding the nonemployee directors stock option program, see the description below entitled "Stock Option and Stock Appreciation Rights Plans."

     Committees of the Board of Directors. The Company has standing Legal-Audit, Executive Fair Lending/Community Reinvestment Act ("CRA"), Compensation and Executive Committees. The Legal-Audit Committee currently consists of Messrs. Smith (Chair), Ouchi and Woodhull, all of whom are non-employee directors. The Committee reviews litigation and reports on various legal, accounting and auditing matters, including the selection of the Company's independent auditors, the scope of audit procedures, the nature of services performed by the independent auditors, the performance of the Company's independent and internal auditors, its accounting practices, and monitors the Company's legal and regulatory compliance programs. During the year ended December 31, 1999, the Legal-Audit Committee held four meetings.

     The Executive Fair Lending-CRA Committee held four meetings in 1999. Its responsibilities include monitoring the Bank's Community Reinvestment Act activities and ensuring that the Bank complies with all directives from the Board of Directors. Members of the Committee are Former Bank Director June Lockhart (Chair) and Officers Ray Astamendi, Marc Belfortti (CRA Officer), Nancy Elander, Daniel R. Eliot, Scott Gray, Ann Lederer, Walter Lowry, Shannon Millard, Darin Nishimura, Craig Smith, Kendon Studebaker, and Diana Wright.

     The Compensation Committee, which held eleven meetings in 1999, currently consists of Directors Hesburgh (Chair), Harding and Soboroff, all of whom are non-employee directors. This Committee administers the Company's salary and other compensation programs. See "EXECUTIVE COMPENSATION -- Report of Board Compensation Committee."

     The Executive Committee met three times in 1999 and is presently comprised of Chairman Mortensen and Directors Heimbuch, Hesburgh, Smith and Woodhull.

     FFC does not have a standing nominating committee of the Board of Directors (or another committee performing similar functions). The Bylaws of FFC provide that only persons nominated in accordance with the procedures set forth therein shall be eligible for election as Directors. Shareholder nominations must be made pursuant to written notice received by FFC not less than 60 days nor more than 90 days prior to the scheduled date of the Annual Meeting. Such notice must state the nominee's name, age and address (business and residence), the nominee's principal occupation or employment, and the class and number of shares of Company Stock beneficially owned by the nominee on the date of the notice. The required notice must also disclose certain information relating to the nominee which would be required to be disclosed in a proxy statement and in certain other filings under the federal securities laws. In addition, the shareholder making the nomination must disclose his or her name and address as they appear on FFC's books, the name and principal business or residence address of any other record or beneficial stockholders known by the nominating shareholder to support such nominee, and the class and number of shares of Company Stock beneficially owned by the nominating shareholder and any such supporting stockholders on the date of the notice.

     Meetings of the Board of Directors. During 1999 there were twelve regular meetings of the Board of Directors of the Bank and FFC. Each Director attended at least 75% of the aggregate number of such meetings and of the meetings of the Committee on which he or she served during the period during which he or she held a position on the Board.

     Information Relating to Executive Officers. Set forth below are the names and ages of the current executive officers of the Company, other than Ms. Heimbuch (see "ELECTION OF DIRECTORS"), together with the positions held by these persons.

           NAME             AGE                         TITLE
           ----             ---                         -----
James P. Giraldin.........  47     Senior Executive Vice President/Chief Operating
                                   Officer
Daniel R. Eliot...........  43     Executive Vice President/Community and Business
                                   Banking
Douglas J. Goddard........  47     Executive Vice President/Chief Financial
                                   Officer
Scott Gray................  55     Executive Vice President/Chief Residential
                                   Lending Officer
Shannon Millard...........  37     Executive Vice President/Chief Credit Officer

     James P. Giraldin joined the Company in 1992 as Executive Vice President/Chief Financial Officer. Prior to joining FFC, Mr. Giraldin was Chief Executive Officer of Irvine City Bank for five years. He previously served as Chief Financial Officer for two other savings and loan associations and was a certified public accountant with KPMG Peat Marwick. Mr. Giraldin was appointed Chief Operating Officer and Senior Executive Vice President of the Bank and FFC in 1997. Mr. Giraldin serves as CFO on the Executive Committee of the Santa Monica Chamber of Commerce.

     Daniel R. Eliot joined the Company in September, 1997. Mr. Eliot formerly was Senior Vice President with California United Bank. He has also held positions with Security Pacific Bank and Wells Fargo Bank, and has over fifteen years of experience in commercial banking.

     Douglas J. Goddard joined the Company in April, 1997. Previously, Mr. Goddard served as Controller of California United Bank. He has held positions at Security Pacific Bank, Community Bank, and KPMG Peat Marwick.

     Scott Gray joined the Company in May, 1997. Formerly, Mr. Gray was the Regional Vice President/Director of Comerica Bank's California mortgage lending operations. His previous experience also includes a position as Senior Vice President with Frontline Mortgage Corp.

     Shannon Millard joined the Company in 1992. In 1994 she was promoted to her current position of Executive Vice President/Chief Credit Officer. Ms. Millard was formerly with the Bank of California for six years, most recently as the Vice President in charge of Real Estate Services. Prior to that, Ms. Millard was with Sumitomo Bank. Ms. Millard currently serves on the board of the Santa Monica YWCA.

                             EXECUTIVE COMPENSATION

     The following SUMMARY COMPENSATION TABLE includes compensation for the years ended December 31, 1999, 1998 and 1997 for services in all capacities awarded to, earned by, or paid to the Company's Chief Executive Officer and the four other named executive officers of the Company.

                         SUMMARY OF COMPENSATION TABLE

                                                                                      LONG TERM COMPENSATION
                                                                                 ---------------------------------
                                                                                         AWARDS            PAYOUTS
                                                                                 -----------------------   -------
                                                 ANNUAL COMPENSATION                          SECURITIES
                                       ---------------------------------------   RESTRICTED   UNDERLYING
                                                                     OTHER         STOCK       OPTIONS/     LTIP      ALL OTHER
                                              SALARY     BONUS       ANNUAL        AWARD        SAR/S      PAYOUTS   COMPENSATION
     NAME AND PRINCIPAL POSITION       YEAR      $         $      COMPENSATION     ($)(2)        (#)*        ($)        ($)(3)
     ---------------------------       ----   -------   -------   ------------   ----------   ----------   -------   ------------
Babette E. Heimbuch..................  1999   392,520   180,559        (1)             -0-      20,150       -0-        21,429
  President and Chief                  1998   377,400   188,700        (1)             -0-      19,200       -0-        17,801
  Executive Officer                    1997   363,000   166,980        (1)             -0-      27,600       -0-        18,471
James P. Giraldin....................  1999   276,720   114,562        (1)        24,250(4)     12,800       -0-        21,429
  Chief Operating Officer              1998   266,040   119,718        (1)        24,843(4)     12,100       -0-        17,801
                                       1997   254,040   105,173        (1)        19,698(4)     17,400       -0-        14,352
Douglas Goddard......................  1999   158,760    44,453        (1)             -0-       5,900       -0-        21,300
  Chief Financial Officer              1998   149,760    52,416        (1)             -0-       6,400       -0-        14,228
                                       1997   100,430    34,776        (1)             -0-         -0-       -0-           -0-
Scott Gray...........................  1999   166,380    40,367        (1)             -0-       5,900       -0-        21,429
  Chief Residential Lending Officer    1998   131,760    56,007        (1)             -0-       6,400       -0-        15,642
                                       1997    59,883    20,000        (1)             -0-         -0-       -0-           -0-
Shannon Millard......................  1999   194,640    68,124        (1)             -0-       5,900       -0-        21,429
  Chief Credit Officer                 1998   187,200    65,520        (1)             -0-       6,400       -0-        17,801
                                       1997   178,500    60,476        (1)             -0-       9,400       -0-        11,497

---------------
(1) Perquisites to each officer did not exceed the lesser of $50,000 or 10% of the total salary and bonus for such officer.

(2) Based on the price at December 31, 1999 of $14.0625 per share. The aggregate restricted stock holdings at December 31, 1999 for the named executive officers consisted of approximately 7,331 shares worth $103,092 at the then current market value, without giving effect to the diminution of value attributable to the restrictions on such stock. The number of restricted stock awards held by Ms. Heimbuch, Mr. Giraldin, and Ms. Millard at the end of the last fiscal year is 1,632, 5,300 and 1,649, respectively. The value of all restricted stock awards at the end of the last fiscal year based upon a stock price of $14.0625 per share as of December 31, 1999 is $22,950, $74,531 and $23,189 for Ms. Heimbuch, Mr. Giraldin, and Ms. Millard, respectively. Except as set forth below, no restricted stock award vests in under three years from the date of grant. Dividends will be paid on the restricted stock if and when paid on the Company Stock. Stock dividends shall be subject to all of the restrictions applicable to the restricted stock.

(3) Employee Stock Ownership Plan contributions and, for 1999 and 1998, contributions by the Company under a matching program for the Company's plan established pursuant to Section 401(k) of the Internal Revenue Code (the "401(k) Plan," as more fully described below).

(4) On February 24, 2000, Mr. Giraldin was awarded 2,000 shares of restricted stock which vest over a two year period. The award was made as a bonus for services rendered during 1999. The amount shown is based on the price of the Company Stock at the date of grant ($12.125 per share). On February 25, 1999, Mr. Giraldin was awarded 1,500 shares of restricted stock which vest over a two year period, for services in 1998. The amount shown is based on a price of $16.652, the price of the Company Stock at the date of grant. On February 26, 1998, Mr. Giraldin was awarded 1,000 shares of restricted stock which vest over a two year period. The award was made as a bonus for services rendered during 1997. The amount shown is based on the price of the Company Stock at the date of grant ($19.97 per share).

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                  INDIVIDUAL GRANTS
                                -----------------------------------------------------
                                  NUMBER OF      % OF TOTAL
                                 SECURITIES     OPTIONS/SARS   EXERCISE
                                 UNDERLYING      GRANTED TO     OR BASE
                                OPTIONS/SARS    EMPLOYEES IN     PRICE     EXPIRATION       GRANT DATE
             NAME               GRANTED(#)(1)   FISCAL YEAR     ($/SH)        DATE      PRESENT VALUE($)(2)
             ----               -------------   ------------   ---------   ----------   -------------------
Babette E. Heimbuch...........     20,150          12.99        16.125     1/27/2009          190,014
James P. Giraldin.............     12,800           8.25        16.125     1/27/2009          120,704
Douglas Goddard...............      5,900           3.80        16.125     1/27/2009           55,637
Scott Gray....................      5,900           3.80        16.125     1/27/2009           55,637
Shannon Millard...............      5,900           3.80        16.125     1/27/2009           55,637

---------------

(1) Options to purchase Company Stock were granted under the 1994 Stock Plan, which provides for the granting of options at an exercise price equal to the fair market value of the Company's common stock on the date of grant. All options granted become exercisable in installments beginning on the second anniversary date of the date of grant, and becoming 100% vested on the sixth anniversary date of the date of grant. The exercise price may be paid by delivery of already owned shares, subject to certain conditions. All options were granted for terms of 10 years, subject to earlier termination in certain events related to termination of employment.

(2) Present value determinations were made using the Black-Scholes option pricing model. There is no assurance that any value realized by optionees will be at or near the value estimated by the Black-Scholes model. The estimated present values under that model are based on a ten year holding period, and on the following assumptions with respect to volatility and the risk-free rate, forfeiture percentage and dividend yield. Based upon the quarterly closing prices of the Company's common stock from December 31, 1987, until the grant date of January 27, 1999, the model uses annualized volatility of 38.83%. For the risk-rate, the model uses the yield on a ten-year treasury note on January 31, 1999 of 4.73%. For the forfeiture percentage, the model uses zero. For the dividend yield, the model uses zero.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES

                                                              NUMBER OF SECURITIES                VALUE OF
                                                             UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                                 OPTIONS/SARS AT              OPTIONS/SARS AT
                                                                DECEMBER 31, 1999            DECEMBER 31, 1999
         NAME            SHARES ACQUIRED   VALUE REALIZED   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE(1)
         ----            ---------------   --------------   -------------------------   ----------------------------
Babette E. Heimbuch....        -0-              -0-                5,520/22,080                 17,595/70,435
James P. Giraldin......        -0-              -0-               23,605/34,045               172,595/205,872
Douglas J. Goddard.....        -0-              -0-                  -0-/12,300                       -0-/-0-
Scott Gray.............        -0-              -0-                  -0-/12,300                       -0-/-0-
Daniel R. Eliot........        -0-              -0-                  -0-/12,300                       -0-/-0-
Shannon A. Millard.....        -0-              -0-                5,125/19,279                24,748/100,265

---------------

(1) In accordance with the SEC's rules, an option is "in-the-money" if the fair market value of the underlying shares exceeds the exercise price of the option. The values shown are calculated by subtracting the exercise price from the fair market value of the underlying Company Stock. For purposes of this table, fair market value is based on the market value at December 31, 1999 ($14.0625 per share).

     Retirement Plan. The Company makes available to its employees the opportunity to make tax-deferred contributions to a plan established under
Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). Participants are permitted to make contributions on a pre-tax basis up to the IRS limitation, a portion of which is matched by the Bank. For contributions made during 2000, one-half of an employee's contribution (up to six percent of the employee's compensation capped at $10,000) will be matched.

                                  SERP TABLE*

BENEFITS AT AGE 60:

        FINAL FIVE YEAR                             YEARS OF SERVICE
        AVERAGE SALARY             ---------------------------------------------------
        AND CASH BONUS               20         25         30         35         40
        ---------------            -------    -------    -------    -------    -------
$150,000.......................    112,500    112,500    112,500    112,500    112,500
 200,000.......................    150,000    150,000    150,000    150,000    150,000
 250,000.......................    187,500    187,500    187,500    187,500    187,500
 300,000.......................    225,000    225,000    225,000    225,000    225,000
 350,000.......................    262,500    262,500    262,500    262,500    262,500
 400,000.......................    300,000    300,000    300,000    300,000    300,000
 450,000.......................    337,500    337,500    337,500    337,500    337,500
 500,000.......................    375,000    375,000    375,000    375,000    375,000
 550,000.......................    412,500    412,500    412,500    412,500    412,500
 600,000.......................    450,000    450,000    450,000    450,000    450,000
 650,000.......................    487,500    487,500    487,500    487,500    487,500
 700,000.......................    525,000    525,000    525,000    525,000    525,000

---------------

* Social security payments do not reduce the amounts to be paid under the SERP. Benefits under the SERP are reduced by Company-provided benefits under the 401(k) Plan and prior Pension Plan.

     Supplemental Executive Retirement Plan. The Bank has adopted a Supplemental Executive Retirement Plan ("SERP") covering the Chief Executive Officer and Chief Operating Officer. The foregoing table shows the estimated annual benefits payable upon retirement at age 60 to participants in the SERP for the indicated levels of average compensation and various periods of service, assuming no future changes in such plan and based upon the current formula.

     Stock Option and Stock Appreciation Rights Plan. Until August 18, 1993, options to purchase shares of the Company's common stock were granted under the First Federal 1983 Stock Option and Stock Appreciation Rights Plan, as amended in 1987 ("1983 Stock Plan"). The 1983 Stock Plan expired by its terms in 1993 and has been replaced by the 1994 Stock Option and Stock Appreciation Rights Plan ("1994 Stock Plan"). Other than the option grants described above, no options were granted to the named executive officers under the 1994 Stock Plan during 1998.

     Nonemployee Directors of the Bank participate in the 1997 Nonemployee Directors Stock Incentive Plan (the "Directors Stock Plan"). The Directors Stock Plan permits the issuance of up to 400,000 shares of Company Stock. Annual grants of 4,000 shares are made to each of the nonemployee directors. All shares granted under the Directors Stock Plan vest on the first anniversary of the grant date.

     Certain Relationships and Related Transactions. The Bank offers mortgage loans to officers and directors, solely for the purchase or refinance of such officer's or director's principal residence. Loans to officers, directors and employees are made in the ordinary course of business and, in the judgment of management, do not involve more than the normal risk of collectability. To qualify under the Employee Loan Benefit Program ("ELBP"), all real estate and home equity credit line loans are required to be secured by the employee's primary residence. Employee real estate loan benefits require one year of full-time employment with the Company. All ELBP loans are made on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons, except for the interest rates and loan fees charged thereon.

     ELBP real estate loans are written as adjustable mortgage loans ("AMLs"), and are modified while the person is employed by the Company to a rate approximately equal to (but not less than) the Bank's cost of funds during the month prior to the loan approval for the first three months of the loan. Thereafter, the interest rate adjusts monthly to a rate equal to the Federal Home Loan Bank's Eleventh District Cost of Funds. Fees are charged for appraisal, credit report, title policy and documents costs only. All preferential rates are subject to increase upon termination of the individual's employment with the Company.

     The following table sets forth amounts in excess of $60,000 in the aggregate receivable from Directors and executive officers as of December 31, 1999.

                   LOANS TO DIRECTORS AND EXECUTIVE OFFICERS

                                                   HIGHEST BALANCE       UNPAID
                                                     OUTSTANDING        BALANCE       INTEREST RATE
               NAME                 TYPE OF LOAN   DURING 1999($)    AT 12/31/99($)    AT 12/31/99    YEAR MADE
               ----                 ------------   ---------------   --------------   -------------   ---------
Douglas J. Goddard................     1st TD          280,000          277,376           4.950         1999
Christopher M. Harding............     1st TD          448,912          442,067           4.950         1998
Babette E. Heimbuch...............     1st TD          354,483          343,638           4.666         1988
Shannon A. Millard................     1st TD          688,000          685,385           5.541         1999

     Employment Contracts, Termination of Employment and Change of Control Arrangements. The Company has entered into Change of Control Agreements with certain of the Bank's management, including each of the named executive officers. These agreements were entered into in order to retain executives during financial industry merger and acquisition transactions, provide a change in control severance arrangement consistent with the peer group and better allow executives to concentrate on negotiating the best possible transaction and, if such a transaction occurs, restructuring a merged entity under these circumstances. If a "change in control" (as defined in the agreements) occurs within the "change in control period" (as defined in the agreements) the agreements will become effective. Upon becoming effective, the agreements provide for employment terms up to three years and for compensation and other terms of employment at least as favorable as those during the twelve-month period prior to the effective date. Each of the agreements also provides for severance payments and other benefits in the event that the officer's employment is terminated by the Bank other than for death, disability or "cause" (as defined in the agreements) or by the officer for "good reason" (as defined in the agreements). The agreements with the named executive officers provide for a severance payment equal to three times the executive's annual base salary, plus bonus, plus amounts representing the value of additional retirement and other benefits which would have accrued if the executive's employment had continued for three additional years. These agreements also provide for continuation of other benefits for a period of three years and for the payment, under certain specified circumstances, of an additional amount to cover the federal excise tax imposed on some "golden parachute" payments. Other than described above, the Company has no employment arrangements with any of the named executive officers.

     The Restricted Stock Bonus Plan described in the Report of the Compensation Committee below, the 1983 and 1994 Stock Plans and the Directors Stock Plan provide for accelerated vesting of rights in the event of certain change of control events.

                      REPORT OF THE COMPENSATION COMMITTEE
                                       OF
                            FIRSTFED FINANCIAL CORP.

     Decisions on compensation of the Company's executives are made by a three-member Compensation Committee composed entirely of nonemployee directors. Set forth below is the report submitted by Messrs. Hesburgh (Chair), Harding and Soboroff addressing the Company's compensation policies for 1999 as they affected Ms. Heimbuch (the Company's Chief Executive Officer during 1999) and the Company's other executive officers.

     The Members of the Compensation Committee have the responsibility to oversee the Company's various compensation plans, including its annual bonus plan, restricted stock plan, stock option program, Employee Stock Ownership Plan ("ESOP"), 401(k) Plan and annual salary review. The Committee reviews compensation levels of all members of management, including executive officers, evaluates their performance, and considers officer succession and related matters. The Committee reviews with the Board all aspects of compensation for officers at the level of vice president or above, as well as reviewing bonus compensation for assistant vice presidents.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No person who served as a member of the Compensation Committee was an employee of the Company or any of its subsidiaries, was formerly an officer of the Company or any of its subsidiaries, or had any relationship with the Company or its subsidiaries requiring disclosure, except as specifically described in this Proxy Statement.

COMPENSATION PHILOSOPHY

     The Compensation Committee's executive compensation philosophy is to provide competitive levels of compensation, tie compensation levels and individual compensation to the Company's operating performance and strategic direction, and assist the Company in attracting and retaining talented management by providing compensation reasonably comparable to that offered by the Company's peer group.

     The principal elements of the Company's executive compensation are base salary, annual bonus, annual stock option awards and restricted stock awards. Each of these elements are discussed below. In reviewing and making recommendations as to overall levels of compensation, the Compensation Committee also takes into account deferred and non-cash benefits, including ESOP benefits, insurance and other benefits. Compensation has been and will continue to be structured so as to be tax deductible. The Company has established a 401(k) Plan for employee contributions with some matching employer contributions (see more detailed discussion above).

     In general, the Company's compensation programs have the overall goal of ensuring that employees' interests are aligned with that of the Company as a whole. At the senior officer level, this is achieved by rewarding performance based upon measurable standards which are mutually determined by the officer and senior management. Additionally, the incentive program for management consists of a potential combination of cash bonus and stock options.

     At each level of management (e.g., executive vice president, senior vice president, etc.), a formula is established which allocates the cash bonus and stock option potential awards as percentages of total base salary. The cash bonus portion ranges from 15% to 50% of base salary, and is awarded based on achievement of stated goals, with a small discretionary component. The stock option awards typically vest 20% on the second anniversary date after the grant, an additional 40% on the fourth anniversary date, and the remaining 40% on the sixth anniversary date.

BASE SALARY

     Executive officer base salaries are initially determined, but not established, by reference to the responsibilities and description of the position and competitive marketplace for executive talent for the responsibilities of the particular position. The Company's Human Resources Department participates in, obtains information from, and analyzes the results of a salary and benefits survey conducted annually by the Western League of Savings Institutions ("Western League"). The Western League survey is considered an effective tool to initiate the Compensation Committee review process since it utilizes information obtained from other savings institutions in California. The Company has utilized the Western League survey annually for over twenty years. The Compensation Committee reviews the results of the annual survey to ensure that the Company's salary grades and benefits are comparable to those provided by its peers. The Committee's goal generally is to be within the 75th percentile of what it has determined to be the appropriate peer group as reported on the Western League survey.

     Additionally, in 1999, the Company participated in the SNL Executive Compensation Review of 1999 ("SNL Review") in order to analyze more closely the compensation of executive officers.

     Annual salary adjustments are determined by evaluating the performance of the Company generally and the performance of each executive officer. In general, annual salary adjustments to base salary for executive officers in 1999 ranged from 2 percent to 5 percent.

ANNUAL BONUSES

     A portion of the annual compensation of each officer is based upon the performance of the Company, as well as the individual contribution of the officer to the Company's performance. While corporate performance measures such as net income, earnings per common share, return on stockholders equity and return on average total assets are considered, the Committee does not apply a specific quantitative formula in making compensation decisions. Non-financial performance measures also may be included, such as product development, efficiency, client relations and employee relations. No particular weight is given to one factor over another among these performance measures. For 1999, the Board considered, among other things, progress made in the implementation and development of new residential loan origination programs; growth in income property lending; development of a stronger business client segment within the Bank's retail banking division; the management of the Company's capital position through ongoing Company stock repurchases and redemption of the outstanding
11 3/4% Notes Due 2004 while maintaining capital above all required regulatory levels; and the Company's successful Year 2000 ("Y2K") management and transition activities. For years in which the Company's net earnings are significant, a large portion of an executive officer's compensation may be determined by the Compensation Committee at the end of each year based upon the officer's contribution to the Company's performance during the year. For purposes of establishing the annual bonus pool, the Company's performance is measured against earnings goals established prior to the commencement of each fiscal year by the Board.

     In 1999, the Compensation Committee established a pool of funds based upon net earnings for the year of approximately $33.2 million, or $1.71 per diluted share. The Committee attributed these positive results in large part to management's efforts in increasing loan volume, improving asset quality, managing capital and a successful Y2K transition. Accordingly, the Committee awarded cash bonuses for 1999 to management. Named Executive Officers Babette E. Heimbuch, James P. Giraldin, Douglas J. Goddard, Scott Gray and Shannon Millard received cash bonuses of $180,559, $114,562, $44,453, $40,367, and $68,124,
respectively. Bonuses were also paid to other employees and officers pursuant to parameters established by the Compensation Committee and management.

STOCK OPTIONS AND RESTRICTED STOCK

     The Compensation Committee believes that stock ownership by management and employees and performance-based compensation arrangements in the form of Company Stock are beneficial in ensuring that management's interest in the Company's performance corresponds to those of the Company's shareholders. It also believes that stock ownership helps attract and retain key executives. The Company awards stock options and restricted stock grants in furtherance of this philosophy.

     Awards of stock options typically are made annually to officers at the level of assistant vice president and above. The awards are based upon a standardized dollar value at each participating level of responsibility and reflect the Compensation Committee's determination of the appropriate incentive for the responsibilities of that particular officer level. Other stock option awards may be made to officers of the Company from time to time.

     In addition to stock options, as indicated above, restricted stock grants may be made by the Compensation Committee as part of the Company's bonus program. Restricted stock grants may be made to officers at the level of assistant vice president and above. The Committee awarded 2,000 shares of Company Stock to Mr. Giraldin under the Restricted Stock Plan in recognition of his accomplishments during 1999, including the progress made in development of the Bank's Income Property, Business Banking and Consumer Lending business units, the successful pursuit of loan and deposit acquisition opportunities, and the achievement of the Company's financial goals for 1999. These shares vest 50 percent one year following the date of grant, and the remaining 50 percent vests on the second anniversary of the date of the grant. Other than this grant no new grants of restricted stock were made to officers during 1999.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Ms. Heimbuch was named Chief Executive Officer of the Company and the Bank effective January 1, 1997. She has served as President since 1989. In reviewing Ms. Heimbuch's compensation as Chief Executive Officer for 1999, the Compensation Committee looked at the Company's overall financial health. In particular, the Committee noted in reviewing Ms. Heimbuch's compensation as Chief Executive Officer for 1999, the Compensation Committee reviewed the Company's financial conditions and results, progress in meeting strategic objectives, and size and complexity compared to similarly-situated publicly traded financial institutions. Under Ms. Heimbuch's leadership, 1999 was a year in which the Bank continued to improve its financial performance. The Company met or exceeded its financial targets for ROE and EPS, while completing early retirement of $50 million in 11.75% Notes due 2004, and repurchasing approximately 3.3 million shares of the Company Stock. The Committee also noted the efforts made by Ms. Heimbuch in the exploration and analysis of suitable strategic acquisition opportunities, as well as her leadership in the thrift industry, including participation in the Thrift Institutions Advisory Council of the Federal Reserve Board, and service on the Board of Directors of the Federal Home Loan Bank Board, America's Community Bankers, and the Western League of Savings Institutions. Ms. Heimbuch was awarded a cash bonus of $180,559, and her base salary for 1999 was increased by approximately four percent.

     The level of Ms. Heimbuch's aggregate salary for 1999 was comparable to the Company's performance ranking in relation to the peer groups (based on geographic location, asset size and levels of Return on Average Assets) shown in the Western League Survey and SNL Review. The other benefits received by Ms. Heimbuch are set forth in the Summary Compensation Table.

                                          Compensation Committee:

                                          James L. Hesburgh (Chair)

                                          Christopher M. Harding

                                          Steven L. Soboroff

                               PERFORMANCE GRAPH

     The SEC has adopted a requirement that companies include in their proxy statements a line graph presentation comparing cumulative five-year shareholder returns with two other specified indices. The Board of Directors has selected published indices consisting of the New York Stock Exchange Market Index and the Industry Group 541--Savings and Loan Index. These indices are prepared and published by The New York Stock Exchange and Media General Financial Services respectively, which are not affiliated with the Company.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                        AMONG FIRSTFED FINANCIAL CORP.,
                     NYSE MARKET INDEX AND PEER GROUP INDEX

                                                   FIRSTFED FINANCIAL            SAVING & LOANS             NYSE MARKET INDEX
                                                   ------------------            --------------             -----------------
12/30/1994                                               100.00                      100.00                      100.00
12/29/1995                                               111.88                      158.39                      129.66
12/31/1996                                               174.25                      206.71                      156.20
12/31/1997                                               306.93                      347.56                      205.49
12/31/1998                                               283.16                      304.68                      244.52
12/31/1999                                               222.77                      244.93                      267.75

                   ASSUMES $100 INVESTED ON JANUARY 01, 1995
                          ASSUMES DIVIDEND REINVESTED
                      FISCAL YEAR ENDING DECEMBER 31, 1999

     It should be noted that this graph represents historical stock price performance and is not necessarily indicative of any future stock price performance.

     THE FOREGOING REPORT OF THE BOARD COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SEC OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

                                   PROPOSAL 2

     Appointment of Independent Auditors. KPMG Peat Marwick LLP has been the independent public auditor of the Bank for more than twenty-six years and, upon recommendation of the Legal-Audit Committee, has been appointed by the Board of Directors as the auditor of the Company for 2000. The stockholders of the Company are requested to ratify this appointment. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT PUBLIC AUDITOR FOR 2000.

                                 SECTION 16(a)
                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors and persons who beneficially own more than ten percent (10%) of the Company's stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the New York Stock Exchange. Executive officers, directors and greater than ten percent (10%) beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent (10%) beneficial owners were satisfied.

                             STOCKHOLDER PROPOSALS

     Any stockholder of the Company wishing to have a proposal considered for inclusion in the Company's 2001 proxy solicitation materials must set forth such proposal in writing and file it with the Secretary of the Company on or before November 18, 2000. Stockholder proposals not included in the Company's 2000 proxy solicitation materials must, in order to be considered at the 2001 Annual Meeting, be submitted in writing to the Secretary of the Company by no earlier than January 27, 2001 nor later than February 26, 2001.

     The Board of Directors of the Company will review any stockholder proposals which are filed as required and will determine whether such proposals meet applicable criteria for inclusion in its 2001 proxy solicitation materials for consideration at the 2001 Annual Meeting.

                                 ANNUAL REPORT

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, including, but not limited to, statements of consolidated financial condition and related consolidated statements of operations, stockholders' equity and cash flows for fiscal years ended December 31, 1999, 1998 and 1997, prepared in conformity with generally accepted accounting principles, has been sent to stockholders. A copy of the Annual Report on Form 10-K for year ended December 31, 1999 may be obtained without charge by writing to the Secretary at the address indicated in the following paragraph.

UPON WRITTEN REQUEST OF ANY SHAREHOLDER SOLICITED HEREBY, THE COMPANY WILL PROVIDE FREE OF CHARGE A COPY OF ITS 1999 ANNUAL REPORT ON FORM 10-K WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS SHOULD BE DIRECTED TO SECRETARY, FIRSTFED FINANCIAL CORP, 401 WILSHIRE BLVD., SANTA MONICA, CALIFORNIA 90401.

                                          By Order of the Board of Directors

                                          Ann E. Lederer, Corporate Secretary

                                REVOCABLE PROXY

                           FIRST FED FINANCIAL CORP.

             401 Wilshire Boulevard, Santa Monica, California 90401

                   Proxy for Annual Meeting -- April 26, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints William S. Mortensen, Babette E. Heimbuch and James P. Giraldin, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote as designated on the reverse all shares of Common Stock of FirstFed Financial Corp. held of record by the undersigned on March 2, 2000, at the annual meeting of stockholders to be held on April 26, 2000, or any adjournment thereof.

A vote FOR nominees Harding, Hesburgh and Soboroff, and FOR Proposals 2 and 3 is recommended by the Board of Directors.


            PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

                            FIRSTFED FINANCIAL CORP.

   Please mark vote in oval in the following manner using dark ink only.  []



                                                          For All
1. ELECTION OF DIRECTORS (Year of          For  Withhold  (Except Nominee(s)
   Expiration of Nominees' Proposed        All    All      written below)                                     For  Against  Abstain
   Terms as Directors: 2003)               []     []           []       2. Ratification of KPMG Peat Marwick  []     []       []
   01-Christopher M. Harding,                                              LLP as the Company's independent
   02-James L. Hesburgh,                                                   public auditors for 2000.
   03-Steven L. Soboroff.
                                                                        3. In their discretion, the proxies
   -----------------------------------------------                         are authorized to vote upon such other business that may
                                                                           properly come before the meeting.

                                                                        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE
                                                                        MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.
                                                                        IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR
                                                                        THE DIRECTORS NAMED IN PROPOSAL 1 AND FOR PROPOSALS
                                                                        2 AND 3.


                                                                        Dated: ___________________________, 2000


                                                                        Signature__________________________________________________

                                                                        Signature if jointly held__________________________________

                                                                        Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as
                                                                        attorney, executor, administrator, trustee or guardian,
                                                                        please give full title as such. If a corporation, please
                                                                        sign in full corporation name, by president or other
                                                                        authorized officer. If a partnership, please sign in
                                                                        partnership name by authorized person.


                          --  FOLD AND DETACH HERE  --



                            YOUR VOTE IS IMPORTANT!


            PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.